Exhibit 99.1

Bloom Energy Corporation Announces Proposed Convertible Senior Notes Offering

October 30, 2025

SAN JOSE, Calif. October 30, 2025 – Bloom Energy Corporation (NYSE: BE) today announced its intention to offer, subject to market and other conditions, $1.75 billion aggregate principal amount of 0% convertible senior notes due 2030 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Bloom Energy also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $250.0 million principal amount of notes.

The notes will be senior, unsecured obligations of Bloom Energy. The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on November 15, 2030, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Bloom Energy will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at Bloom Energy’s election. The notes will be redeemable, in whole or in part (subject to certain limitations on partial redemptions), for cash at Bloom Energy’s option at any time, and from time to time, on or after November 20, 2028 and on or before the 21st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Bloom Energy’s Class A common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid special interest and additional interest, if any, to, but excluding, the redemption date. The initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Bloom Energy expects to use a portion of the net proceeds from the offering of the notes to pay the cash portion of the consideration in the concurrent exchange transactions described below. Bloom Energy intends to use the remainder of the net proceeds from the offering for general corporate purposes, including research and development and sales and marketing activities, manufacturing expansion, general and administrative matters and capital expenditures.

Concurrently with the offering, in separate, privately negotiated transactions, Bloom Energy expects to enter into exchange agreements with a limited number of holders of its 3.00% Green Convertible Senior Notes due 2028 and 3.00% Green Convertible Senior Notes due 2029 (collectively, the “existing convertible notes”) to exchange a portion of the outstanding existing convertible notes for a combination of cash and shares of Bloom Energy’s Class A common stock. Following the completion of the offering, Bloom Energy may engage in additional exchanges, or Bloom Energy may repurchase or induce conversions, of the existing convertible notes. Holders of the existing convertible notes that participate in any of these exchanges, repurchases or induced conversions may purchase or sell shares of Bloom Energy’s Class A common stock in the open market to unwind any hedge positions they may have with respect to the existing convertible notes or to hedge their exposure in connection with these transactions. These activities could increase (or reduce the size of any decrease in) the market price of Bloom Energy’s Class A common stock or the notes Bloom Energy is offering and could result in a higher effective conversion price for the notes that Bloom Energy is offering.

The offer and sale of the notes and any shares of Class A common stock issuable upon conversion of the notes or issuable in the proposed exchange transactions described above have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of Class A common stock issuable upon conversion of the notes or issuable in the proposed exchange transactions described above, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. This press release does not constitute an offer to exchange or purchase or a notice of redemption with respect to the existing convertible notes, and Bloom Energy reserves the right to elect not to proceed with the proposed exchange transactions.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering of the notes, the intended use of the proceeds, the terms of the notes being offered and the proposed exchange transactions described above. Forward-looking statements represent Bloom Energy’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Bloom Energy’s Class A common stock and risks relating to Bloom Energy’s business, including those described in periodic reports that Bloom Energy files from time to time with the SEC. Bloom Energy may not consummate the proposed offering or exchange transactions described in this press release and, if the proposed offering or exchange transactions are consummated, cannot provide any assurances regarding the final terms of the offer or the notes or its ability to effectively apply the net proceeds as described above or the final terms of the exchange transactions. The forward-looking statements included in this press release speak only as of the date of this press release, and Bloom Energy does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations
Michael Tierney
investor@bloomenergy.com

Media Relations
Katja Gagen
press@bloomenergy.com